Exhibit 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To:

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug

Switzerland

Zurich, 5 June 2018

ANI / MPF / 7937578v1

Auris Medical Holding AG – Swiss Legal Opinion

Dear Madam, Dear Sir,

We have acted as Swiss counsel to Auris Medical Holding AG (the Company) in connection with the filing of a registration statement on Form F-1 (the Registration Statement) and the documents incorporated by reference therein by the Company with the U.S. Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 filed with the Commission and relating to the proposed sale by Lincoln Park Capital Fund LLC (the Investor) of 1,750,000 common shares of CHF 0.02 par value each in the Company (the Shares) in accordance with a certain purchase agreement dated as of 2 May 2018 between the Company and the Investor, providing for the subscription of Shares from time to time by the Investor from the Company for up to USD 10 million in accordance with such agreement (the Agreement) (the Investment).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

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Auris Medical Holding AG – Swiss Legal Opinion

1.	Scope and Limitation of Opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Agreement;

(c)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 30 January 2018 approving, inter alia, the incorporation of the Company and its new articles of association (the Incorporation Resolution);

(d)	a .pdf copy of the merger agreement between Auris Medical Holding AG and the Company dated 9 February 2018 (the Merger Agreement);

(e)	a ..pdf copy of the public deed on the resolution of Auris Medical Holding AG’s shareholders’ meeting dated 12 March 2018 approving, inter alia,

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Auris Medical Holding AG – Swiss Legal Opinion

the merger into the Company in accordance with the Merger Agreement (the First Merger EGM Resolution);

(f)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 12 March 2018 approving, inter alia, the merger of Auris Medical Holding AG into the Company (the Second Merger EGM Resolution, and together with the Incorporation Resolution and the First Merger EGM Resolution, the GM Resolutions);

(g)	a .pdf copy of the minutes of the resolution of Company’s board of directors dated 12 March 2018 approving certain aspects relating to the Company (the Merger Board Resolution);

(h)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company as adopted on 12 March 2018 (the Organizational Regulations);

(i)	a .pdf copy of the certified articles of incorporation of the Company in their version of 13 March 2018 (the Articles);

(j)	a .pdf copy of a certified excerpt from the daily registry (Tagebuchauszug) of the Commercial Register of the Canton of Zug dated 13 March 2018 relating to the recording of the merger of Auris Medical Holding AG into the Company and the Articles as per the Second Merger EGM Resolution (the Excerpt); and

(k)	a .pdf copy of the minutes of the resolution of Company’s board of directors dated 4 April 2018 approving, inter alia, the entering into the Agreement (the Authorization Board Resolution);

(l)	a .pdf copy of the minutes of the resolution of Company’s board of directors dated 11 May 2018 approving, inter alia, for purposes of the increase of the Company’s share capital by up to 3,050,000 Shares (such capital increase as well as any other capital increase carried out by the Company’s board of directors in accordance with and subject to, the Agreement and the Articles, collectively the Capital Increase), the withdrawal and allocation of pre-emptive rights (the Withdrawal Board Resolution, and together with the Merger Board Resolution and the Authorization Board Resolution, the Board Resolutions).

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Auris Medical Holding AG – Swiss Legal Opinion

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the GM Resolutions have been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect;

(d)	the Board Resolutions have been duly resolved in meetings duly convened, or, respectively, in duly executed circular resolutions and have not been rescinded or amended and are in full force and effect;

(e)	the Investment has been conducted (and if not yet conducted, will be conducted) in the manner as described in the Registration Statement (including the prospectus) and the Agreement;

(f)	the Articles, the Organizational Regulations and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations or the Excerpt as of the date hereof;

(g)	all parties to the Agreement have performed (and if not yet performed, will perform) all obligations by which they are bound in accordance with the respective terms;

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Auris Medical Holding AG – Swiss Legal Opinion

(h)	the Capital Increase will be published in the Swiss Official Gazette of Commerce;

(i)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(j)	the Agreement is and will be valid, binding and enforceable under the law of the State of New York, which is the law by which the Agreement is expressed to be governed, and the choice of the law of the State of New York provided in Agreement is valid under the law of the State of New York;

(k)	that all parties to the Agreement (other than the Company) have the capacity, power, authority and legal right to enter into, deliver and perform their respective rights and obligations under, the Agreement under all relevant laws and regulations; and

(l)	that neither the execution and delivery of the Agreement nor the transactions contemplated by the Agreement will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland).

4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the following opinion:

1.	the Shares to be issued by the Company in the context of the Investment and covered by the Registration Statement, if and when issued and delivered by the Company and paid for pursuant to the Agreement, will be validly issued, fully paid (up to their nominal value) and non-assessable.

5.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express

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Auris Medical Holding AG – Swiss Legal Opinion

no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) in connection with the Investment.

(d)	The Company’s authorized share capital as per the Articles authorizes the Company’s board of directors to increase the share capital by up to CHF 61,000.00 through the issuance of no more than 3,050,000 registered shares with a nominal value of CHF 0.02 until 29 January 2020. Any issuances of Shares by the Company under the Company’s authorized share capital other than to the Investor would further decrease the number of available Shares issuable under the Agreement. If the Company and the Company’s board of directors wanted to issue more Shares to the Investor under the Agreement than available under the Company’s authorized share capital as per the Articles, the Company’s shareholders’ meeting would have to amend the Articles.

(e)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made by the relevant holder of the Shares.

(f)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

(g)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

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Auris Medical Holding AG – Swiss Legal Opinion

6.	Miscellaneous

(a)	We do not assume any obligation to advise you of any changes in applicable law or any other matter that may come to our attention after the date hereof that may affect our opinion expressed herein.

(b)	We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the caption ”Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

(c)	This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

Yours faithfully,

/s/ Alex Nikitine
Alex Nikitine

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